SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RURAL/METRO CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following is a press release issued by Rural/Metro Corporation on April 30, 2004.

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337 FD Morgen-Walke, Investor Relations Jim Byers (Investors) (415) 439-4504 Christopher Katis (Media) (415) 439-4518

For immediate release

RURAL/METRO GRANTED CONTINUED LISTING

ON NASDAQ SMALLCAP MARKET

SCOTTSDALE, Ariz. (April 30, 2004) — Rural/Metro Corporation (Nasdaq: RURL/RURLC) announced today that its common stock would continue to be listed on The Nasdaq SmallCap Market via a continued listing exception granted on April 29, 2004.

According to the Nasdaq Listing Qualifications Panel decision, the Company is required to demonstrate a market value of listed securities of at least $35,000,000 by June 30, 2004 and to maintain such value for 10 consecutive business days.

The requirement may be satisfied in several ways. For example, a sufficient upward movement in the trading price of the Company’s common stock would result in compliance (though there can be no assurance as to the timing or direction of such trading price).

Secondly, approval of a proposal to authorize additional shares of common stock, as outlined in the Company’s amended preliminary proxy statement filed today with the Securities and Exchange Commission will result in the issuance of 4,952,280 additional shares of common stock upon conversion of the Company’s Series B and Series C preferred stock. If such proposal is approved, the issuance of such additional shares of common stock is anticipated to assist the Company in meeting the market value of listed securities requirement. The exception requires the Company to provide Nasdaq with a copy of its definitive proxy statement for its upcoming annual meeting no later than May 20, 2004, for a stockholder meeting to be held no later than June 10, 2004.

Finally, the Company has commenced the process of evaluating replacing outstanding employee stock options with grants of restricted stock. If the Company determines that such replacement can be effected on terms that are in the best interests of the stockholders and the Company, it intends to submit an appropriate proposal supporting the replacement at a special meeting of stockholders. There can be no assurance that the Company will recommend any such proposal or that, if recommended, the proposal will receive all necessary approvals (including stockholder approval). If effected, however, the issuance of additional restricted common shares in exchange for cancellation of outstanding stock options could assist the Company in meeting the market value of listed securities requirement. The exception requires the Company to provide a definitive proxy statement by June 18, 2004 relating to any applicable restricted stock program.

In the event the Company meets the terms of the exception, its common stock will continue to be listed on The Nasdaq SmallCap Market.

The company’s common stock will continue to be traded on The Nasdaq SmallCap Market throughout the exception period, with the conditional listing identified by the character “C” appended to its trading symbol. Accordingly, effective with the open of trading on Monday, May 3, 2004, the trading symbol of the company’s securities will be changed from RURL to RURLC.

The Company believes it can meet these conditions, however, there can be no assurance that it will do so. In the event the Company’s common stock is delisted from the NASDAQ SmallCap Market, the Company believes its common stock would be quoted on the OTC Bulletin Board operated by the National Association of Security Dealers. In addition, the Company will seek to list its common stock on alternative exchanges. However, there can be no assurance that the Company’s securities would be listed on any such system or another exchange.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States.

Except for historical information herein, this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to successfully maintain its listing on the NASDAQ SmallCap Market or to maintain a listing on another system or exchange; whether the upcoming annual meeting can be held on a timely basis and whether approval of the proposal to authorize additional common shares is approved at such meeting; the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K as amended for the year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company has filed a preliminary proxy statement regarding the preferred conversion proposal with the Securities and Exchange Commission, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. If a proposal relating to the Company’s employee equity program is presented to stockholders, the Company intends to file a preliminary proxy statement with respect to such proposal, and further intends to mail a definitive proxy statement to its stockholders relating to such proposal. Investors and stockholders of the Company are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Company and the applicable proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of the Company’s annual, quarterly and special reports at the SEC’s web site at www.sec.gov. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposal. Information regarding the security ownership and other interests of the Company’s executive officers and directors will be included in the definitive proxy statement.

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